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               STAR TELECOMMUNICATIONS ANNOUNCES NEW BOARD MEMBERS


February 20, 2001: Santa Barbara, CA: STAR Telecommunications, Inc. (NASDAQ:STRX) announced today the appointment of Bryan Engle, Steve Carroll, and Alan Rothenberg to the Company's Board of Directors. Mr. Engle will serve in a non-voting capacity as a representative of WorldCom Inc. Mr. Engle is the President of Asset Recovery Services, Inc., a telecommunications consulting firm. He was previously the Chief Executive Officer of National Tele-Communications, Inc., a bundled reseller with revenues in 1998 of $270 million. Mr. Carroll is the Chairman of Storm Telecommunications Ltd., the first international, optical-switched service provider. Storm Telecommunications Ltd. was acquired by a management-led group in February 2000 with the backing of investment affiliates of Soros Private Equity Partners. Mr. Carroll previously served as the President of WorldCom Europe. Mr. Rothenberg is one of the most accomplished attorneys and sports executives in the country. He has served as a partner at Latham & Watkins, President of the State Bar of California, Chairman and Chief Executive Officer of World Cup USA 1994, Chairman of the 1999 FIFA Women's World Cup, President of the United States Soccer Federation and Chairman and Founder of Major League Soccer.

"I extremely pleased to welcome these distinguished gentlemen to our Board of Directors," stated Brett Messing, Chairman and Chief Executive Officer of STAR. "I have long standing business and personal relationships with Steve Carroll and Alan Rothenberg, and I have no doubt that they will add tremendous value to our Board. I am also excited to have a WorldCom representative to participate and contribute to our Board. Based on Bryan Engle's experience and reputation, I am sure that he will be an excellent addition."


ABOUT STAR TELECOMMUNICATIONS


STAR Telecommunications provides global telecommunications services to consumers and long distance carriers, including international and national long distance services, international private line and dial around services. Except for the historical information contained herein, this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. STAR's future actual results could differ materially from the forward-looking statements discussed herein. A list of the factors that could cause actual results to differ materially can be found in the documents that STAR files with the SEC including those contained in STAR's Registration Statement on Form S-1, Registration No. 333-55192, as filed with the SEC on February 8, 2001 and as amended to date, and STAR's Annual Report on Form 10-K for the period ended Dec. 31, 1999.